As filed with the Securities and Exchange Commission on August 6, 2015
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

PAN AMERICAN SILVER CORP.
(Exact name of Registrant as specified in its charter)

British Columbia	Not Applicable
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1500 – 625 Howe Street
Vancouver, British Columbia
V6C 2T6
(Address of Registrant’s principal executive offices)

Pan American Silver Corp. Stock Option and Compensation Share Plan
(Full title of plan)

CT Corporation
111 Eighth Avenue, 13th Floor
New York, NY 10011
(Name, Address and Telephone Number of Agent for Service)

Copy to:
Riccardo Leofanti, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750, P.O. Box 258 Toronto, Ontario, Canada M5K 1J5 (416) 777-4700	Graeme Martindale, Esq. Borden Ladner Gervais LLP 1200 Waterfront Centre, 200 Burrard Street P.O. Box 48600 Vancouver, British Columbia, Canada V7X 1T2 (604) 687-5744

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of ”large accelerated filer, ““accelerated filer” and “smaller reporting company” in Rule 12b−2 of the Exchange Act (Check one):

Large Accelerated Filer [X]	Accelerated Filer [ ]

Non-Accelerated Filer [ ]	Smaller Reporting Company [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares	2,700 (2)	$30.51 (4)	$82,377.00 (4)	$9.57
	11,773 (2)	$18.89 (4)	$222,391.97 (4)	$25.84
	6,672 (2)	$14.06 (4)	$93,808.32 (4)	$10.90
	20,642 (2)	$9.63 (4)	$198,782.46 (4)	$23.10
	1,958,213 (3)	$6.18 (5)	$12,101,756.34 (5)	$1,406.22
Total	2,000,000		$12,699,116.09	$1,475.63

Notes

(1)
Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the number of Common Shares being registered hereby shall be adjusted to include any additional Common Shares that may become issuable as a result of stock splits, stock dividends, recapitalization or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Shares in accordance with the provisions of the Registrant's Pan American Silver Corp. Stock Option and Compensation Share Plan.

(2)	The Common Shares being registered relate to stock options granted under the Registrant's Pan American Silver Corp. Stock Option and Compensation Share Plan that have not yet been exercised.

(3)
The Common Shares being registered relate to compensation shares that may be issued at the Registrant's sole discretion under the Pan American Silver Corp. Stock Option and Compensation Share Plan and Common Shares that are issuable subject to the exercise of stock options to be granted in the future, with option exercise prices to be determined in accordance with the provisions of the Registrant's Pan American Silver Corp. Stock Option and Compensation Share Plan.

(4)
In accordance with paragraph (h)(1) of Rule 457 under the Securities Act, the maximum offering price per Common Share is the option exercise price converted into U.S. dollars using an exchange rate of C$1.00 = US$0.7586, the Bank of Canada daily noon exchange rate on August 5, 2015.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act on the basis of the average of the high and low prices for the Common Shares on the Nasdaq Stock Market on August 4, 2015.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents, or excerpts thereof as indicated, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	Annual report on Form 40-F of the Registrant for the fiscal year ended December 31, 2014, filed with the Commission on March 30, 2015;

(b)	The Registrant's Reports on Form 6-K dated March 30, 2015 and May 12, 2015 (with respect to Exhibits 99.1 and 99.2).

(c)	All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the Registrant since December 31, 2014; and

(d)	The description of the Registrant's common shares included in the annual report on Form 40-F filed with the Commission on March 30, 2007.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents.  In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

Item 4.    Description of Securities

Not Applicable

Item 5.    Interests of Named Experts and Counsel

Not Applicable

Item 6.    Indemnification of Directors and Officers

Division 5 of Part 5 of the Business Corporations Act of British Columbia (the “BCBCA”) consists of Sections 159 through 165. Section 160 provides that a corporation may: (i) indemnify an eligible party (these consist of the corporation’s directors, officers, former directors and former officers and their respective heirs and personal or other legal representatives) against judgments, penalties or fines awarded as the result of an eligible proceeding (consisting of any proceeding in which any eligible party is or may be joined as a party by reason of being or having been a director or officer, or the equivalent of a director or officer, of the corporation); and/or (ii) pay the expenses of an eligible party reasonably incurred by that party in respect of such an eligible proceeding after final disposition. Section 161 provides that a British Columbia corporation must pay the expenses incurred by an eligible party in respect of an eligible proceeding if the eligible party is ultimately successful in defending any such proceeding on the merits. Notwithstanding the foregoing, Section 163 prohibits a British Columbia corporation from granting such an indemnity to an eligible party if:

(a)	at the time the agreement to give indemnity was made the corporation was prohibited from agreeing to grant it by its memorandum or articles;

(b)	at the time the indemnity is made or paid the corporation is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)	if, in relation to the subject matter of the proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the corporation; or

(d)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the eligible party did not have reasonable grounds for believing his or her conduct was lawful.

Section 164 of the BCBCA provides that, regardless of whether the payment of expenses or an indemnity is otherwise authorized under the corporation’s articles of incorporation (the “Articles”) or whether it is authorized or declined under Division 5 of Part 5 of the BCBCA, a court may:

(a)	order a corporation to indemnify an eligible party against any liability incurred in respect of an eligible proceeding;

(b)	order a corporation to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or a payment under, an agreement of indemnity;

(d)	order payment of some or all expenses incurred by any eligible person in obtaining a court order under Section 164 of the BCBCA; or

(e)	make any other order that the court deems appropriate.

In accordance with the BCBCA, the Articles of the Registrant provide that the Registrant will indemnify its directors, former directors, Secretary or Assistant Secretary, and may indemnify its officers, employees or agents and those of its subsidiaries, and directors and former directors of its subsidiaries, and each of their respective heirs and representatives, against all losses, charges and expenses howsoever incurred by them as a result of their actions in such capacities. The failure of a director or officer of the Registrant to comply with the provisions of the BCBCA or the Registrant’s Articles, however, will invalidate any indemnity which he or she is entitled to.

The Registrant maintains a policy of directors’ and officers’ liability insurance that insures directors and officers for losses as a result of claims against the directors and officers of the Registrant under the indemnity provisions under the Articles and the BCBCA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption From Registration Claimed

Not Applicable

Item 8.    Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

4.1	Specimen Common Share certificate.*

4.2	Articles of Incorporation of the Registrant.*

5.1	Opinion of Borden Ladner Gervais LLP.

23.1	Consent of Borden Ladner Gervais LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of Deloitte LLP.

23.3	Consent of Martin Wafforn.

23.4	Consent of Michael Steinmann.

23.5	Consent of Pamela De Mark.

23.6	Consent of Americo Delgado.

24.1	Power of Attorney (included on page 7 of this Registration Statement).

______________________________

*	Previously filed with the Registrant's Registration Statement on Form S-8, filed with the Commission on March 6, 2008 and incorporated by reference herein.

Item 9.    Undertakings

(a)	The undersigned Registrant hereby undertakes:

(i)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(ii)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, Province of British Columbia, Canada, on  August 6, 2015.

PAN AMERICAN SILVER CORP.

By:	/s/ Geoffrey A. Burns
	Name:	Geoffrey A. Burns
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Geoffrey A. Burns and A. Robert Doyle, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendment thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 6, 2015.

Signature	Title

/s/ Geoffrey A. Burns	Chief Executive Officer
Geoffrey A. Burns

/s/ A. Robert Doyle	Chief Financial Officer
A. Robert Doyle

/s/ Ross J. Beaty	Chairman of the Board of Directors
Ross J. Beaty

/s/ Michael Carroll	Director
Michael Carroll

/s/ Neil de Gelder	Director
Neil de Gelder

/s/ David C. Press	Director
David C. Press

/s/ Walter T. Segsworth	Director
Walter T. Segsworth

/s/ Noel Dunn	Director
Noel Dunn

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of Pan American Silver Corp. and has duly caused this Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on August 6, 2015.

PAN AMERICAN MINERALS INC. (Authorized U.S. Representative)

By:	/s/ Geoffrey A. Burns
	Name:	Geoffrey A. Burns
	Title:	Authorized Signatory

EXHIBIT INDEX

4.1	Specimen Common Share certificate.*

4.2	Articles of Incorporation of the Registrant.*

5.1	Opinion of Borden Ladner Gervais LLP.

23.1	Consent of Borden Ladner Gervais LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of Deloitte LLP.

23.3	Consent of Martin Wafforn.

23.4	Consent of Michael Steinmann.

23.5	Consent of Pamela De Mark.

23.6	Consent of Americo Delgado.

24.1	Power of Attorney (included on page 7 of this Registration Statement).

* Previously filed with the Registrant's Registration Statement on Form S-8, filed with the Commission on March 6, 2008 and   incorporated by reference herein.